FILED
JUNE 04 2007
STATE TREASURER

New Jersey Division of Revenue

Certificate of Amendment to the Certificate of Incorporation
(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2(4) and Sections 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1.	The name of the corporation is:
DIAMOND INFORMATION INSTITUTE, INC.

2.	The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 1st day of June, 2007
Resolved that Paragraph 5 of the Certificate of Incorporation shall be amended to read as follows:
The aggregate number of shares which the corporation shall have authority to issue 25,000,000 shares of $0.001 par value stock.

3.	The number of shares outstanding at the time of the adoption of the amendment was: 1,000
      The total number of share entitled to vote thereon was: 1,000

      If the share of any class or series are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series (Omit if not applicable)
      N/A

4.
The number of share voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment                                                                                                Number of Shares Voting Against Amendment
1,000                                                                                                              -0-

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6.	Other provisions (Omit if not applicable)

BY:/s/ Berge Abajian, President
Berge Abajian
Dated this 31st day or May 2007
May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation.